--------                                            ---------------------------
 FORM 3                                                     OMB APPROVAL
--------                                             OMB NUMBER: 3235-0104
                                                     EXPIRES: JANUARY 31, 2005
                                                     ESTIMATED AVERAGE BURDEN
                                                     HOURS PER RESPONSE...0.5
                                                    ---------------------------

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(PRINT OR TYPE RESPONSES)
------------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person*  |2. Date of Event Requiring |4. Issuer Name and Ticker or Trading Symbol                |
|                                          |   Statement               |                                                           |
| H.I.G. ADVISORS, L.L.C.                  |   (Month/Day/Year)        |                                                           |
|------------------------------------------|                           | THANE INTERNATIONAL, INC. ("THAN")                        |
|    (Last)     (First)     (Middle)       |                           |-----------------------------------------------------------|
|                                          |   MAY 22, 2002            |5. Relationship of Reporting     | 6. If Amendment, Date   |
|  1001 BRICKELL BAY DRIVE, 27TH FLOOR     |---------------------------|   Person(s) to Issuer           |    of Original          |
|------------------------------------------|3. IRS Identification      |   (Check all applicable)        |    (Month/Day/Year)     |
|               (Street)                   |   Number of Reporting     |                                 |                         |
|                                          |   Person, if an entity    |[ ] Director   [X] 10% Owner     |                         |
|                                          |   (voluntary)             |                                 |                         |
|                                          |                           |[ ] Officer    [ ] Other (specify|                         |
|                                          |                           |    (give                below)  |-------------------------|
|  MIAMI              FL          33131    |                           |    title below)                 | 7. Individual or Joint/ |
|                                          |                           |                                 |    Group Filing (Check  |
|                                          |                           |                                 |    Applicable Line)     |
|--------------------------------------------------------------------------------------------------------|                         |
|        (City)      (State)      (Zip)                                                                  |    [X] Form filed by    |
|                                                                                                        |        One Reporting    |
|                                                                                                        |        Person           |
|                                                                                                        |    [ ] Form filed by    |
|                                                                                                        |        More than One    |
|                                                                                                        |        Reporting Person |
|----------------------------------------------------------------------------------------------------------------------------------|
|                       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                          |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                    |    2. Amount of Securities   |     3. Ownership Form:    |    4. Nature of Indirect     |
|   (Instr. 4)                           |       Beneficially Owned     |        Direct (D) or      |       Beneficial             |
|                                        |       (Instr. 4)             |        Indirect (I)       |       Ownership (Instr. 5)   |
|                                        |                              |        (Instr. 5)         |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
| COMMON STOCK, PAR VALUE $.001          |        19,484,256            |            I              |          (1)                 |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
| COMMON STOCK, PAR VALUE $.001          |         1,330,953            |            I              |          (2)                 |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
-----------------------------------------------------------------------------------------------------------------------------------

  Reminder: Report on separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one Reporting Person, see
  Instruction 5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
                                                                         (Over)
                                                               SEC 1473 (02-02)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative Security |2. Date             |3. Title and Amount of    |4. Conver-  | 5. Owner-   |6. Nature of Indirect|
|    (Instr. 4)                   |   Exercisable and  |   Securities Underlying  |   sion or  |    ship     |   Beneficial Owner- |
|                                 |   Expiration Date  |   Derivative Security    |   Exercise |    Form of  |   ship (Instr. 5)   |
|                                 |   (Month/Day/Year) |   (Instr. 4)             |   Price of |    Deriva-  |                     |
|                                 |                    |                          |   Deriva-  |    tive     |                     |
|                                 |                    |                          |   tive     |    Securi-  |                     |
|                                 |                    |                          |   Security |    ties:    |                     |
|                                 |--------------------|--------------------------|            |    Direct   |                     |
|                                 |  Date    | Expira- |              | Amount or |            |    (D) or   |                     |
|                                 |  Exercis-| tion    |    Title     | Number of |            |    Indirect |                     |
|                                 |  able    | Date    |              |  Shares   |            |    (I)      |                     |
|                                 |          |         |              |           |            |    (Instr.  |                     |
|                                 |          |         |              |           |            |    5)       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| NONE OWNED                      |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) REPRESENTS SHARES HELD OF RECORD BY H.I.G. DIRECT MARKETING HOLDINGS,
    INC., A CAYMAN ISLANDS CORPORATION, OF WHICH H.I.G. CAPITAL PARTNERS II, L.P.,
    A DELAWARE LIMITED PARTNERSHIP ("HIG CAPITAL PARTNERS"), IS A SHAREHOLDER. THE
    REPORTING PERSON IS THE GENERAL PARTNER OF HIG CAPITAL PARTNERS AND DISCLAIMS
    BENEFICIAL OWNERSHIP OF ALL SUCH SHARES EXCEPT TO THE EXTENT OF ITS PECUNIARY
    INTEREST THEREIN.

(2) REPRESENTS SHARES HELD OF RECORD BY KPI, INC., A CAYMAN ISLANDS CORPORATION,
    OF WHICH HIG CAPITAL PARTNERS IS A SHAREHOLDER. THE REPORTING PERSON IS THE
    GENERAL PARTNER OF HIG CAPITAL PARTNERS AND DISCLAIMS BENEFICIAL OWNERSHIP OF
    ALL SUCH SHARES EXCEPT TO THE EXTENT OF ITS PECUNIARY INTEREST THEREIN.

                                                                                      H.I.G. ADVISORS, L.L.C.

                                                                                      By: H.I.G. GP-II, Inc., its manager

-------------------------                                                             /s/ Anthony A. Tamer              May 22, 2002
**  Intentional misstatements or omissions of fact constitute Federal Criminal        --------------------------------- ------------
    Violations.  See 18 U.S.C. 10.01 and 15 U.S.C. 78ff(a).                           **Signature of Reporting Person      Date
                                                                                      ANTHONY A. TAMER, PRESIDENT
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.


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